Exhibit 10.34

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 27, 2010, by and between COMERICA BANK (“Bank”) and BAZAARVOICE, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 18, 2007, as it may be amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of November 30, 2008, that certain Second Amendment to Loan and Security Agreement dated as of July 20, 2009, and that certain Third Amendment to Loan and Security Agreement dated as of January 22, 2010 (as it may be amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Agreement is amended by adding or amending and restating the following defined terms to read in their entirety as follows:

“‘Eligible Monthly Services Fees’ means, as of any date of determination, the product of (i) the Renewal Rate Ratio multiplied by (ii) the Recurring Monthly Service Revenues.”

“‘Indebtedness’ means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Letter of Credit/Credit Card Services Sublimit.”

“‘Letter of Credit’ means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iv).”

‘“Letter of Credit/Credit Card Services Sublimit’ shall mean Two Million Six Hundred Fifty Thousand and 00/100 Dollars (52,650,000.00).”

“‘Line Increase Date’ shall have the meaning assigned in Section 2.1(b)(ii).”

“‘Recurring Monthly Service Revenues’ means Borrower’s three month trailing recurring monthly service revenues received from account debtors that have executed a service contract with Borrower; provided, however, that (A) the service contract revenue of any account debtor (1) whose contracts with Borrower the account debtor has failed to pay within 90 days of invoice date, (2) whose contracts are not going to be renewed or (3) that is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business will be excluded from the calculation of Eligible Monthly Service Fees, unless otherwise consented to in writing by Bank, and (B) upon giving five (5) days written notice to Borrower, Bank may exclude from the calculation of Eligible Monthly Service Fees revenues associated with (y) any contracts that Bank reasonably determines may not be collectible or (z) any contracts that are not performing acceptably to Bank.”

“‘Renewal Rate Ratio’ means, as of any date of determination, the ratio of (i) the aggregate amount payable under service contracts that came up for renewal during the prior three month period ending on such date of determination and were actually renewed by existing account debtors of Borrower during the three month period then ending, to (ii) the aggregate amount payable under all services contracts that came up for renewal during the prior three month period then ending.”

“‘Revolving Line’ means, initially, a Credit Extension (inclusive of any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit) of up to $7,000,000. On and after December 1, 2010, ‘Revolving Line’ shall mean a Credit Extension (inclusive of any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit) of up to $10,000,000, subject to increase pursuant to Section 2.1(b)(ii) hereof by an amount equal to the Revolving Line Optional Increase Amount. For the avoidance of doubt, at no time shall the Revolving Line exceed $15,000,000.”

“‘Revolving Line Optional Increase Amount’ shall mean an amount equal to $5,000,000.”

“‘Revolving Maturity Date’ means November 30, 2012.”

“‘Fourth Amendment Date’ means September 27, 2010.”

2. Exhibit A of the Agreement is amended by deleting the defined terms “Credit Card Services Sublimit” and “Letter of Sublimit” in their entirety.

3. Section 2.1(b) of the Agreement is amended and restated to read in its entirety as follows:

“(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may repay any Advances without penalty or premium.

(ii) Optional Increase in Revolving Line. The Bank shall increase the Revolving Line by the Revolving Line Optional Increase Amount on the date (the ‘Line Increase Date’) that the Bank receives all of the following:

(a) A written request from Borrower for such increase;

(b) Evidence satisfactory to Bank that Borrower achieved, as of the end of the immediately preceding month, Recurring Monthly Service Revenues of at least Five Million Dollars ($5,000,000); and

(c) A certificate signed by a Responsible Officer of Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Line Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing.

(iii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Central time (1:00 p.m. Central time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iv) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit plus the aggregate limit of the corporate credit cards and merchant credit card processing reserves related to Credit Card Services (defined in Section 2.1(b)(v)) (i) shall not at any time exceed the Letter of Credit/Credit Card Services Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Unless otherwise approved by Bank in advance, all Letters of Credit shall be used to support Borrower’s leasehold deposit requirements. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(v) Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the ‘Credit Card Services’). The aggregate limit of the corporate credit cards issued by Bank and merchant credit card processing reserves plus the outstanding and undrawn amounts under all Letters of Credit shall not exceed the Letter of Credit/Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower by Bank and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(vi) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit or Credit Card Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit or Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Credit Card Services are outstanding or continue.”

4. Section 2.2 of the Agreement is amended and restated to read in its entirety as follows:

“2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the outstanding and undrawn amounts under all Letters of Credit plus the aggregate limit of the corporate credit cards and merchant credit card processing reserves exceeds the lesser of the Revolving Line or the Borrowing Base, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.”

5. Section 2.3(a)(i) of the Agreement is amended and restated to read in its entirety as follows:

“(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum to Loan and Security Agreement attached as Exhibit F.”

6. The first sentence of Section 2.3(c) of the Agreement is amended and restated to read in its entirety as follows:

“Interest hereunder shall be due and payable as set forth in the Prime Referenced Rate Addendum to Loan and Security Agreement attached as Exhibit F.”

7. Section 2.5(b) of the Agreement is amended and restated to read in its entirety as follows:

“(b) Early Termination Fee. If this Agreement is terminated before the latest expiration date of any credit facility hereunder and the credit facilities are not refinanced by Bank, Borrower shall pay an early termination fee in the amount of $75,000; and”

8. Section 2.5(d) of the Agreement is amended and restated to read in its entirety as follows:

“(d) Commitment Fees. Nonrefundable commitment fees each in the amount of $12,500.00, and payable:

(i)	on the Fourth Amendment Date;

(ii)

on the first Business Day after the aggregate principal amount of Credit Extensions (inclusive of any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit) outstanding under the Revolving Line is Five Million and 00/100 Dollars ($5,000,000) or more; and

(iii)

on the first Business Day after the aggregate principal amount of Credit Extensions (inclusive of any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit) outstanding under the Revolving Line is Ten Million and 00/100 Dollars ($10,000,000) or more.”

9. Section 6.2(vi) of the Agreement is amended and restated to read in its entirety as follows:

“(vi) as soon as available, but in any event no later than April 30 of each year, board approved annual financial projections (which projections shall include monthly balance sheets, monthly income statements and monthly cash flow statements and be in form reasonably acceptable to Bank) for the then current or next fiscal year of Borrower, as applicable (any board approved changes to Borrower’s projections shall be reported to Bank within 30 days of the date of any such approval), and such other budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time;”

10. Section 6.2(c) of the Agreement is amended and restated to read in its entirety as follows:

“(c) Within (i) 30 days after the last day of each month, Borrower shall deliver to Bank a customer bookings report, detailing such month’s customer bookings, and (ii) 30 days after the last day of each fiscal quarter of Borrower, Borrower shall deliver to Bank a renewal rate report, detailing such fiscal quarter’s service contract renewal rates, each in form and detail acceptable to Bank. The renewal rate report shall include, without limitation, the dollar value and the identity of the account debtor associated with each service contract on such report.”

11. Section 6.7 of the Agreement is amended and restated to read in its entirety as follows:

“6.7 Financial Covenant. Borrower shall maintain at all times after the Line Increase Date, the following financial covenant, which shall be tested monthly:

(a) Minimum Cash at Bank. A balance of Cash at Bank of not less then $5,000,000.

Commencing May 1, 2011, Bank shall have the right, but not the obligation, to reset any financial covenant(s) in this Section 6.7 (which reset financial covenant(s) shall be mutually agreed upon by Bank and Borrower) based on Borrower’s financial projections delivered to Bank in accordance with Section 6.2.”

12. The references in Section 6.9 of the Agreement to “license or agreement” are deleted and replaced with references to “inbound license agreement.”

13. Section 7.2 of the Agreement is amended and restated to read in its entirety as follows:

“7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 15 Business Days prior written notification to Bank; replace its chief executive officer or chief financial officer without 15 calendar days prior written notification to Bank, provided, that, if it is not possible due to a death or a sudden disability to give prior written notice of such a replacement, Borrower shall provide Bank with written notice of such replacement within one (1) Business Day after its occurrence; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.”

14. The Borrower’s notice address and the first notice address of Bank in Section 10 of the Agreement is amended and restated to read in their entirety as follows:

“If to Borrower:	Bazaarvoice, Inc. 3900 N. Capital of Texas Hwy. Suite 300 Austin, TX 78746 Attn: Chief Financial Officer Fax: (866) 430-7838

“If to Bank:	Comerica Bank Livonia Operations Center 39200 Six Mile Road MC 7512 Livonia, MI 48152 Attn: Credit Manager Fax: 734-632-5017”

15. Exhibit D to the Agreement is hereby deleted and replaced with Exhibit D attached hereto.

16. Exhibit E to the Agreement is hereby deleted and replaced with Exhibit E attached hereto.

17. Exhibit F is hereby added to the Agreement in the form of Exhibit F attached hereto.

18. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

19. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

20. Borrower represents and warrants that the Representations and Warranties contained in the Agreement arc true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

21. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, executed by Borrower;

(b) a Prime Referenced Rate Addendum to Loan and Security Agreement, executed by Borrower;

(c) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(d) a $12,500 non-refundable commitment fee, which may be debited from any of Borrower’s accounts;

(e) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

22. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Title:	Chief Executive Officer

COMERICA BANK

By:	/s/ Stephen Bitter
Title:	Vice President

EXHIBIT D

Form of Borrowing Base Certificate

Borrower: BAZAARVOICE, INC.	Bank: Comerica Bank
Commitment Amount: $7,000,000^	Technology & Life Sciences Division
Loan Analysis Department
300 W. Sixth Street, Suite 1300
Austin, TX 78701
Fax: (512) 427-7178

ELIGIBLE MONTHLY SERVICE FEES

1.	Total Monthly Recurring Service Fees	$	__________
2.	Ineligible Monthly Recurring Service Fees	$	__________
3.	TOTAL ELIGIBLE MONTHLY SERVICE FEES
	(#1 minus #2 multiplied by __________%*)			$	__________

BALANCES

4.	Maximum Loan Amount	$7,000,000^
5.	Total Funds Available (the lesser of #3 or #4)		$	__________
6.	Outstanding under Sublimits (Letter of Credit/Credit Card Services Sublimit)		$	__________
7.	Present balance outstanding on Line of Credit		$	__________
8.	Reserve Position (#5 minus #6 and #7)		$	__________

*	Insert applicable Renewal Rate Ratio
^	Increasing to $10,000,000 on 12/1/10. Increasing by $5,000,000 on the Line Increase Date.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

Comments:
BANK USE ONLY

Rec’d By:
Date:
Reviewed By:
Date:

Authorized Signer

Exhibit D — Page 1

EXHIBIT E

Form of Compliance Certificate

Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
300 W. Sixth Street, Suite 1300
Austin, TX 78701
Fax: (512) 427-7178

FROM: BAZAARVOICE, INC.

The undersigned authorized Officer of Bazaarvoice, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared F/S	Monthly, within 30 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
CPA Audits, Unqualified F/S	Annually, within 150 days of FYE	YES	NO
Board Approved Projections	Annually, by 4/30 of each year	YES	NO
Bookings Report	Monthly, within 30 days	YES	NO
Renewal Rate Report	Quarterly, within 30 days	YES	NO
A/R Aging	Monthly, within 30 days	YES	NO
A/P Aging	Monthly, within 30 days	YES	NO
Borrowing Base Certificate	Monthly, within 30 days	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL		COMPLIES
TO BE TESTED MONTHLY, AFTER THE LINE INCREASE DATE
Minimum Cash	$5,000,000	$	_______________	YES	NO

Exhibit E — Page 1

Exhibit E — Page 1

Please Enter Below Comments Regarding Covenant Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,
BANK USE ONLY

Rec’d By:
Authorized Signer	Date:
Reviewed By:
Name:	Date:
Financial Compliance Status: YES/NO
Title:

Exhibit E — Page 2

EXHIBIT F

Prime Referenced Rate Addendum to Loan and Security Agreement

(see attached)

Exhibit F — Page 1

Prime Referenced Rate Addendum To

Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of September 27, 2010, by and between Comerica Bank (“Bank”) and Bazaarvoice, Inc. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of July 18, 2007 (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

(a) “Applicable Margin” means zero percent (0.00%) per annum.

(b) “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

(c) “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)

for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)

1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

(d) “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

(e) “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the eighteenth (18th) day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence and during the continuance of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of the lesser of (i) five percent (5%) above the otherwise applicable interest rate hereunder or (ii) the maximum rate permitted under applicable law, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to the lesser of (i) five percent (5%) of each late payment hereunder or (ii) the maximum amount permitted under applicable law, may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

(a) If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

[signatures on following page]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		BAZAARVOICE, INC.

By:	/s/ Stephen Bitter	By:	/s/ Brett Hurt
Name:	Stephen Bitter	Name:	Brett Hurt
Title:	Vice President	Title:	Chief Executive Officer